

Adrian Ghenie (b. 1977)



Adrian Ghenie is a contemporary Romanian painter known for his colorful, abstracted compositions laden with art historical references

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Initial Offering Price

$4,995,000

Price Appreciation of Similar Works[2]

15.4%

Similar Sales



$8.0m
$6.0m
$4.0m
$2.0m
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Market Risk-Adjusted Appreciation

Adrian Ghenie	All Art	S&P 500
Not enough data	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	moderate $39,578,948
Repeat Sales	view

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WHY WE LIKE THIS PAINTING


Adrian Ghenie
01:54

- Adrian Ghenie is an important contemporary Romanian painter known for his colorful, abstracted compositions laden with art historical references.
- Paintings by Ghenie are relatively scarce – only a dozen or so paintings are finished by the artist each year – leading to high demand from collectors.
- The Painting depicts an aged Pablo Picasso, whose pose and belted coat were sourced from a well-known photograph of the artist taken at his Parisian studio in 1944.
- Large-scale examples executed in a similar style and include historical figures represent some of the artist's top auction records, including: *Degenerate Art* (2016), executed the same year as the Painting sold for $9,286,700 in May 2022; *Charles Darwin at the Age of 75* (2014), sold for $7,424,700 in December 2021; and *Lidless Eye* (2016-2018), sold for HKD 54,920,000 ($7,086,327) in October 2020.
- Two of the artist's top three auction records were set during this past May's auction season in New York.
- Ghenie is represented by PACE Galleries, a global megadealer, and Thaddeaus Ropac, among others internationally.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$39,578,948	25

ADRIAN

GHENIE

b. 1977, ROMANIA

Oil on canvas | 95 × 79 in. (241 × 200 cm.)

Adrian Ghenie is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references.



$4,995,000

INITIAL OFFERING

15.4%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a large-scale example of Adrian Ghenie's characteristic exploration of historical and artistic narratives, which visually oscillate between realism and abstraction. Titled *The Trip*, the Painting depicts an aged Pablo Picasso, whose pose and belted coat were sourced from a well-known photograph of the artist taken at his Parisian studio in 1944. Ghenie has constructed an imagined scene, where Picasso visits Guernica, the site of his 1937 anti-war masterpiece. By eschewing a traditional paintbrush in favor of palette knives, Ghenie draws on a variety of artistic precedents. The background scene employs gestural brushstrokes that recall German artist Gerhard Richter's abstract squeegee paintings. Picasso's features are deliberately exaggerated, possibly alluding to Francis Bacon's often violently distorted portraits, which heighten the psychological intensity of the Painting. As of June 6, 2022, large-scale examples executed in a similar style and include historical figures, represent some of the artist's top auction records. *Degenerate Art* (2016), executed the same year as the Painting and depicting an abstracted rendering of artist Vincent Van Gogh, sold for $9,286,700 at Sotheby's, New York on May 19, 2022. *Charles Darwin at the Age of 75* (2014), shares a similar composition and stylistic treatment, sold for HKD 57,850,000 ($7,424,700) on December 1, 2021 at Christie's, Hong Kong. Finally, *Lidless Eye* (2016-2018), also an abstracted portrait of Van Gogh, sold for HKD 54,920,000 ($7,086,327) on October 6, 2020 at Sotheby's, Hong Kong. The Painting's scale, subject and stylistic treatment make it a commercial and desirable example by Adrian Ghenie.

According to a 2016 New York Times article, paintings by Ghenie are relatively scarce and only ten to fifteen works are finished by the artist each year. As of May 17, 2022, Ghenie lives and works between Berlin and Cluj-Napoca, and is represented by Pace

AS OF JUNE 6, 2022, GHENIE'S AUCTION RECORDS ARE LED BY *PIE FIGHT INTERIOR 12* (2014), WHICH SOLD FOR HK$81,060,000 ($10,326,314) AT CHRISTIE'S IN HONG KONG, FOLLOWED BY *NICKELODEON* (2008), WHICH SOLD FOR £7,109,000 ($9,054,022) AT CHRISTIE'S IN LONDON ON OCTOBER 6, 2016, AND *DEGENERATE ART* (2016), WHICH SOLD FOR $9,286,700 ON MAY 19, 2022, AT SOTHEBY'S IN NEW YORK.

Gallery in New York, Thaddaeus Ropac in Paris, Galerie Judin in Berlin, Tim Van Laere in Antwerp, and Plan B in Cluj-Napoca. From 2011 to 2012, Ghenie's work was included in "The World Belongs to You," a group exhibition at the Palazzo Grassi in Venice, and in 2015, the artist represented Romania at the 56th Venice Biennale. Adrian Ghenie has also been featured in solo exhibitions at the Museum of Contemporary Art Denver, the Stedelijk Museum voor Actuele Kunst in Belgium and the Tate Liverpool, among others. Ghenie's works are in the permanent collections of noted institutions, such as the Museum of Modern Art in New York, the Los Angeles County Museum of Art, the Centre Pompidou in Paris, the Hermitage Museum in Saint Petersburg, and the Tate in London. As of June 6, 2022, Ghenie's auction records are led by *Pie Fight Interior 12* (2014), which sold for HK$81,060,000 ($10,326,314) at Christie's in Hong Kong, followed by *Nickelodeon* (2008), which sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016, and *Degenerate Art* (2016), which sold for $9,286,700

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$9.0M
$6.8M
$4.5M
$2.3M
2014
2015
2016
2017
2018
2019
2020
2021

Adrian Ghenie (b. 1977, Romania) is an important contemporary painter recognized for his colorful, abstracted compositions laden with art historical references. As a child, the artist's creative abilities were recognized by a neighbor who gave him art materials and books, which led him to pursue fine art despite political strife in his native country. Between 1991 and 1994, Ghenie studied fine art at the Arts and Crafts School in Baia Mare, Romania, and subsequently enrolled in the University of Art and Design in Cluj-Napoca, Romania, where he graduated in 2001. After a residence in Vienna from 2002 to 2004, the artist returned to Romania in 2005 and opened Galeria Plan B, a production and exhibition space, with curator Mihai Pop. The following year, Ghenie debuted his first solo show at Plan B, and participated in three group exhibitions. In 2009, Ghenie was honored with his first institutional solo exhibition at the National Museum of Contemporary Art in Bucharest. The same year, according to the Financial Times, *Nickelodeon* (2008), an obscured group portrait with references to European history, was acquired privately by François-Henri Pinault, the son of the owner of Christie's auction house, which he later sold for £7,109,000 ($9,054,022) at Christie's in London on October 6, 2016, the artist's auction record at that time.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The table captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Adrian Ghenie with the following criteria: works on canvas that measure 62 inches by 62 inches to 115 inches to 115 inches and excluding examples from the "Pie Fight" series and bust-length portraits, such as works from the "Lidless Eye" series. Complex, multi-figure compositions (defined as having two or more figures), such as "The Blue Rain" (2009) and "Nickelodeon" (2008) were excluded from the set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.4% CAGR implied from selected sales occurring from June 30, 2014 to December 1, 2021.